EXHIBIT 8.2

                                Latham & Watkins
                                Attorneys At Law
                        633 West Fifth Street, Suite 4000
                       Los Angeles, California 90071-2007
                            Telephone (213) 485-1234
                               Fax (214) 891-8763
                                   TLX 590773
                                  ELN 32793268
                              CABLE ADDRESS LATHWAT

                                 August 6, 1997




Smith's Food & Drug Centers, Inc.
1550 South Redwood Road
Salt Lake City, Utah  84104

    Re:  Meyer-Smith Holdco, Inc.
         Registration Statement on Form S-4

Ladies/Gentlemen:

          We have acted as special counsel to Smith's Food & Drug Centers, Inc. ("Smith's") in connection with the transactions contemplated by the Agreement and Plan of Reorganization and Merger dated as of May 11, 1997 by and between Fred Meyer, Inc. ("Fred Meyer") and Smith's (such agreement, the "Agreement," and the transactions contemplated thereby, the "Merger"). You have requested our opinion concerning the material federal income tax consequences expected to result to holders of Smith's stock and Fred Meyer stock from the Merger, as described in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 6, 1997 (the "Registration Statement").

          In our capacity as special counsel to Smith's, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

          1.   The Agreement; and

          2.   The Registration Statement and the Joint Proxy
               Statement/Prospectus included therein.

          In connection with rendering this opinion, we have assumed, without making any independent investigation, that all such documents as furnished to us are complete and authentic, that the signatures on all documents are genuine, and that all such documents have been, or in the case of drafts, will be, duly authorized, executed and delivered. We have further assumed that the transactions will be consummated and the parties will act in accordance with these documents.

          Based on and subject to the foregoing, the disclosure set forth under the heading "THE MERGER - Certain Federal Income Tax Considerations" in the Registration Statement, except as otherwise indicated, represents our opinion as to the material federal income tax consequences of the Merger under currently applicable law. No opinion is expressed as to any matter not discussed therein.
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          This opinion is rendered to you solely for use in connection with the
Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "SUMMARY - Certain Federal Income Tax Considerations" and "THE MERGER - Certain Federal Income Tax Considerations" in the Registration Statement.

                                       Very truly yours,

                                       /s/ LATHAM & WATKINS